Exhibit 99

Granite City Food & Brewery Acquires Assets of Cadillac Ranch Restaurant in Miami, Florida for $1.4 Million

MINNEAPOLIS — December 22, 2011— Granite City Food & Brewery Ltd. (Nasdaq: GCFB) announced today that it has completed the purchase of the assets of an additional Cadillac Ranch All American Bar & Grill restaurant in Miami, Florida.  Previously, the Company had announced the purchase of the Cadillac Ranch restaurant assets at the Mall of America in Bloomington, Minnesota.  The master asset purchase agreement among the parties contemplates the purchase of the assets of up to five additional Cadillac Ranch restaurants.

The assets acquired in Miami are located in the Palms Town & Country Mall.  The aggregate purchase price for the Cadillac Ranch restaurant assets Granite City has acquired to date totals $2.8 million, including the $1.4 million paid in November 2011 for the assets at the Mall of America.

Since CDP’s May 2011 equity investment and the Company’s May 2011 receipt of debt financing from Fifth Third Bank, Granite City has been developing plans to enhance revenue at existing stores and develop new stores, such as the recently announced Troy, Michigan location, scheduled to open in early 2012.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud, Minnesota in 1999 and, with the Miami asset acquisition, now operates 28 restaurants in 12 states.  Additional information about Granite City Food & Brewery can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676